Exhibit 99.2

Norfolk Southern Corporation and Subsidiaries

Consolidated Statements of Income

(Unaudited)

	Third Quarter		First Nine Months
	2021	2020	2021	2020
	(in millions, except per share amounts)

Railway operating revenues
Merchandise	$1,710	$1,556	$4,998	$4,535
Intermodal	812	700	2,332	1,924
Coal	330	250	960	757
Total railway operating revenues	2,852	2,506	8,290	7,216

Railway operating expenses
Compensation and benefits	609	578	1,844	1,786
Purchased services and rents	432	486	1,254	1,261
Fuel	208	126	573	399
Depreciation	297	293	883	867
Materials and other	170	183	418	500
Loss on asset disposal	—	—	—	385
Total railway operating expenses	1,716	1,666	4,972	5,198

Income from railway operations	1,136	840	3,318	2,018

Other income – net	14	39	56	110
Interest expense on debt	164	155	481	465

Income before income taxes	986	724	2,893	1,663

Income taxes
Current	182	133	490	243
Deferred	51	22	158	78
Total income taxes	233	155	648	321

Net income	$753	$569	$2,245	$1,342

Earnings per share – diluted	$3.06	$2.22	$8.99	$5.21

Weighted average shares outstanding – diluted	246.4	256.1	249.7	257.2

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

	September 30,	December 31,
	2021	2020
	($ in millions)
Assets
Current assets:
Cash and cash equivalents	$1,465	$1,115
Accounts receivable – net	945	848
Materials and supplies	235	221
Other current assets	77	134
Total current assets	2,722	2,318

Investments	3,684	3,590
Properties less accumulated depreciation of $11,867 and $11,985, respectively	31,429	31,345
Other assets	769	709

Total assets	$38,604	$37,962

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,196	$1,016
Income and other taxes	272	263
Other current liabilities	384	302
Current maturities of long-term debt	558	579
Total current liabilities	2,410	2,160

Long-term debt	13,274	12,102
Other liabilities	1,944	1,987
Deferred income taxes	7,089	6,922

Total liabilities	24,717	23,171

Stockholders’ equity:
Common stock $1.00 per share par value, 1,350,000,000 shares authorized; outstanding 243,344,509 and 252,095,082 shares, respectively, net of treasury shares	244	254
Additional paid-in capital	2,224	2,248
Accumulated other comprehensive loss	(571)	(594)
Retained income	11,990	12,883

Total stockholders’ equity	13,887	14,791

Total liabilities and stockholders’ equity	$38,604	$37,962

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	First Nine Months
	2021	2020
	($ in millions)
Cash flows from operating activities
Net income	$2,245	$1,342
Reconciliation of net income to net cash provided by operating activities:
Depreciation	883	867
Deferred income taxes	158	78
Gains and losses on properties	(80)	(14)
Loss on asset disposal	—	385
Impairment of investment	—	99
Changes in assets and liabilities affecting operations:
Accounts receivable	(102)	36
Materials and supplies	(14)	(3)
Other current assets	57	55
Current liabilities other than debt	294	104
Other – net	(128)	(182)

Net cash provided by operating activities	3,313	2,767

Cash flows from investing activities
Property additions	(1,025)	(1,053)
Property sales and other transactions	135	291
Investment purchases	(5)	(6)
Investment sales and other transactions	48	(50)

Net cash used in investing activities	(847)	(818)

Cash flows from financing activities
Dividends	(764)	(722)
Common stock transactions	8	53
Purchase and retirement of common stock	(2,460)	(960)
Proceeds from borrowings	1,676	784
Debt repayments	(576)	(325)

Net cash used in financing activities	(2,116)	(1,170)

Net increase in cash and cash equivalents	350	779

Cash and cash equivalents
At beginning of year	1,115	580

At end of period	$1,465	$1,359

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest (net of amounts capitalized)	$391	$395
Income taxes (net of refunds)	468	118

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Impairment of Investment

During 2020, we recorded an other-than-temporary impairment of $99 million related to the carrying value of an equity method investment. This non-cash impairment charge is recorded in “Purchased services and rents” on the Consolidated Statements of Income and had a $74 million impact on net income for the third quarter and first nine months of 2020.

2. Loss on Asset Disposal

In 2020, we sold 703 locomotives deemed excess and no longer needed for railroad operations. We evaluated these locomotive retirements and concluded they were abnormal. Accordingly, we recorded a $385 million loss to adjust their carrying amount to their estimated fair value, which resulted in a $97 million tax benefit.

3. Stock Repurchase Program

We repurchased and retired 9.4 million and 5.3 million shares of common stock under our stock repurchase program during the first nine months of 2021 and 2020, respectively, at a cost of $2.5 billion and $960 million, respectively.